UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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CytRx Corporation
(Name of Registrant as Specified In Its Charter)

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CytRx Corporation
11726 San Vicente Boulevard, Suite 650
Los Angeles, California 90049

May 1, 2014

Dear Stockholder:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders of CytRx Corporation. The meeting will be held at the Hotel Bel Air, 701 Stone Canyon Road, Los Angeles, California at 10:00 A.M., local time, on Tuesday, June 24, 2014.

The Notice of Meeting and the Proxy Statement on the following pages cover the formal business of the Annual Meeting. At the Annual Meeting, I will also report on CytRx’s current operations and will be available to respond to appropriate questions from stockholders.

We sincerely hope you will be able to attend the Annual Meeting. Whether or not you plan to attend, however, and regardless of the number of shares you own, it is important that your shares be represented at the Annual Meeting. Therefore, please take the time to vote your shares by completing and mailing the enclosed proxy card to us.

Thank you for your continued support.

Sincerely,

/s/ STEVEN A. KRIEGSMAN

Steven A. Kriegsman
President and Chief Executive Officer

CytRx Corporation

11726 San Vicente Boulevard, Suite 650
Los Angeles, California 90049

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on June 24, 2014

Notice is hereby given to the holders of common stock, $.001 par value per share, of CytRx Corporation that the Annual Meeting of Stockholders will be held on Tuesday, June 24, 2014 at the Hotel Bel Air, 701 Stone Canyon Road, Los Angeles, California at 10:00 A.M., local time, for the following purposes:

(1)	The election of two directors to serve until the 2017 Annual Meeting of Stockholders;

(2)	The advisory approval of the compensation of our named executive officers as disclosed in this proxy statement;

(3)	The ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

(4)	The transaction of such other business as may properly come before the Annual Meeting and at any postponement or adjournment thereof.

Only those stockholders of record at the close of business on May 1, 2014 are entitled to notice of and to vote at the Annual Meeting and at any postponement or adjournment thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting.

By Order of the board of directors,

/s/ BENJAMIN S. LEVIN

Benjamin S. Levin
Corporate Secretary

May 1, 2014

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE (OR USE TELEPHONE OR INTERNET VOTING PROCEDURES, IF AVAILABLE THROUGH YOUR BROKER). IF YOU ATTEND THE ANNUAL MEETING AND WISH TO DO SO, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

CytRx Corporation

11726 San Vicente Boulevard, Suite 650
Los Angeles, California 90049

To Be Held June 24, 2014

PROXY STATEMENT

This Proxy Statement is furnished to holders of common stock, $.001 par value per share, of CytRx Corporation, a Delaware corporation (“we,” “us,” “our,” “CytRx” or the “company”) in connection with the solicitation of proxies by our board of directors for use at our 2014 Annual Meeting of Stockholders to be held at the Hotel Bel Air, 701 Stone Canyon Road, Los Angeles, California at 10:00 A.M., local time, on Tuesday, June 24, 2014, and at any postponement or adjournment thereof.

This Proxy Statement and the accompanying proxy card are first being mailed to our stockholders on or about May 3, 2014.

Our board of directors is asking you to vote your shares by completing, signing and returning the proxy card. If you attend the Annual Meeting in person, you may vote at the Annual Meeting even if you have previously returned a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

What is a proxy?

A proxy is the legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. We have designated Steven A. Kriegsman, our President and Chief Executive Officer, and Benjamin S. Levin, our General Counsel, Senior Vice President - Legal Affairs and Corporate Secretary, as proxies for the Annual Meeting. By completing, signing and returning the accompanying proxy card, you are authorizing Messrs. Kriegsman and Levin to vote your shares at the Annual Meeting as you have instructed them on the proxy card. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, it is advisable to complete, sign and return your proxy card before the Annual Meeting date just in case your plans change. You may vote, in person, at the Annual Meeting even if you have previously returned a proxy.

What is a Proxy Statement?

A Proxy Statement is a document that regulations of the Securities and Exchange Commission, or SEC, require us to give you when we ask you to sign a proxy card designating Messrs. Kriegsman and Levin as proxies to vote on your behalf.

What is in this proxy statement?

This Proxy Statement describes the proposals on which we would like you, as a stockholder, to vote at the Annual Meeting. It gives you information on the proposals, as well as other information about us, so that you can make an informed decision.

What am I voting on?

At the Annual Meeting, stockholders will act upon the proposals referred to in the attached Notice of Meeting and described in detail in this proxy statement.  These proposals are:

(1)    the election of two directors to serve until the 2017 annual meeting of stockholders;

(2)     the advisory approval of the compensation of our named executive officers as disclosed in this proxy statement;

(3)    the ratification of our appointment of independent accountants; and

(4)           the transaction of such other business as may properly come before the Annual Meeting and at any postponement or adjournment thereof.

    In addition, management will report on our performance during fiscal 2013 and respond to appropriate questions from stockholders.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on May 1, 2014 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement thereof.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent or with stockbrokers. Please complete, sign and return all proxy cards to ensure that all your shares are voted. Unless you need multiple accounts for specific purposes, it may be less confusing if you consolidate as many of your transfer agent or brokerage accounts as possible under the same name and address.

What if I change my mind after I return my proxy card?

You may revoke your proxy card and change your vote by:

•	signing another proxy card with a later date and returning it before the polls close at the Annual Meeting, or

•	voting in person at the Annual Meeting.

However, if you hold your shares in street name, you must request a proxy from the person in whose name your shares are held, usually your stockbroker, to vote at the Annual Meeting.

Will my shares be voted if I do not return my proxy card?

If your shares are held in street name, your brokerage firm, under certain circumstances, may vote your shares.

Brokerage firms have authority under the rules of The NASDAQ Capital Market to vote customers’ unvoted shares on “routine” matters. If you do not give instructions to your broker, your broker can vote your shares with respect to routine matters only. Under these rules, Proposals 1 and 2 are considered non-routine, so if you do not give your broker instructions, your shares will be treated as broker non-votes with respect to each Proposals 1 and 2. Proposal 3 is considered a routine matter.

If you do not return a proxy card to vote your shares, your brokerage firm may either:

•	vote your shares on routine matters, or

•	leave your shares unvoted.

We encourage you to provide instructions to your brokerage firm by returning your proxy card. This ensures that your shares will be voted at the Annual Meeting with respect to all of the proposals described in this proxy statement.

What constitutes a quorum?

Our Restated Bylaws provide that the presence, in person or by proxy, at the Annual Meeting of the holders of a majority of outstanding shares of our common stock will constitute a quorum for the transaction of business.

For the purpose of determining the presence of a quorum, proxies marked “withhold authority” or “abstain” will be counted as present. Shares represented by proxies that include so-called broker non-votes (shares held by a broker or nominee that has no authority to vote upon a particular matter) also will be counted as shares present for purposes of establishing a quorum. On the record date, there were 55,776,523 shares of our common stock issued and outstanding, exclusive of treasury shares.

What are the voting rights of the holders of our common stock?

Holders of our common stock are entitled to one vote per share with respect to each of the matters to be presented at the Annual Meeting. With regard to the election of directors, the two nominees receiving the greatest number of affirmative votes cast will be elected. Approval of each of the other proposals requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on that proposal at the Annual Meeting.

In the election of directors, you may vote “FOR” or “WITHHOLD AUTHORITY” with respect to each of the nominees.  In tabulating the voting results for the election of directors, only “FOR” votes will be counted.

With respect to each of Proposals 2 and 3, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you elect to abstain, it will have the same effect as an “AGAINST” vote.

Broker non-votes have no effect and will not be counted toward the vote total for any proposal.

What happens if a nominee is unable to stand for election?

Our board of directors may reduce the number of nominees or select a substitute nominee. In the latter case, if you have completed, signed and returned your proxy card, Messrs. Kriegsman and Levin can vote your shares for a substitute nominee. They cannot vote for more than two nominees.

What are the board’s recommendations?

The recommendations of our board of directors are set forth together with the description of each Proposal in this Proxy Statement. In summary, our board of directors recommends a vote:

•	“FOR” election of the incumbent directors named in this Proxy Statement as described in Proposal 1;

•	“FOR” advisory approval of the compensation of our named executive officers as disclosed in this Proxy Statement as described in Proposal 2; and

•	“FOR” ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2014 as described in Proposal 3.

Proxies

If the enclosed proxy card is executed, returned in time and not revoked, the shares represented thereby will be voted at the Annual Meeting and at any postponement or adjournment thereof in accordance with the directions indicated on the proxy card. IF NO DIRECTIONS ARE INDICATED, PROXIES WILL BE VOTED IN ACCORDANCE WITH OUR BOARD OF DIRECTORS’ RECOMMENDATIONS IN THIS PROXY STATEMENT AND, AS TO ANY OTHER MATTERS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF, IN THE SOLE DISCRETION OF THE PROXIES.

Is my vote kept confidential?

Proxies, ballots and voting tabulations identifying stockholders are kept confidential and will not be disclosed to third parties except as may be necessary to meet legal requirements.

Where do I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will publish the final results in a Form 8-K. We intend to file the Form 8-K no later than June 30, 2014 with the Securities and Exchange Commission, or SEC. You may obtain a copy of the 8-K report by contacting us at (310) 826-5698 or at an SEC public reference room. For the location of an SEC public reference room, please contact the SEC at (800) SEC-0330.

You can also get a copy of the 8-K report that will contain the voting results on the Internet at www.cytrx.com or through the SEC’s electronic data system called EDGAR at www.sec.gov.

How do I receive an annual report?

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 is being delivered with this proxy statement to each stockholder. A copy of the Annual Report is also available on our website at www.cytrx.com and on the SEC’s website at www.sec.gov.  Copies of exhibits to the Annual Report will be made available for a reasonable charge upon written request to CytRx Corporation, 11726 San Vicente Boulevard, Suite 650, Los Angeles, California 90049, Attention: Corporate Secretary.

We encourage you to review the Company’s disclosures in its period reports filed with the SEC, including, but not limited to, the Company’s Form 10-Q, filed on May 1, 2014.

Do we have a policy about directors’ attendance at the annual meeting?

We do not have a policy regarding attendance of directors at our annual meetings of stockholders. At our last annual meeting, all of our directors were in attendance.

How are proxies solicited, and what is the cost?

We pay all expenses incurred in connection with distributing and soliciting proxies. As part of this process, we reimburse brokers, nominees, fiduciaries and other custodians’ reasonable fees and expenses in forwarding proxy materials to stockholders. Our directors and employees may solicit proxies by mail, telephone or other means. Our directors and employees do not receive any additional compensation for these activities.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON JUNE 24, 2014 – This Proxy Statement, along with the proxy card, and letter of transmittal from our President and Chief Executive Officer accompanying our Annual Report on Form 10-K for the year ended December 31, 2013 as filed with the Securities and Exchange Commission are available at our website, http://www.cytrx.com, under “Investor Relations.”

TABLE OF CONTENTS

PROPOSAL 1 — ELECTION OF DIRECTORS	6

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION	36

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	37

STOCKHOLDER PROPOSALS	38

OTHER MATTERS	39

PROPOSAL 1

ELECTION OF DIRECTORS

Pursuant to our Restated Bylaws, our board of directors has fixed the number of our directors at seven. Our Restated Certificate of Incorporation and our Restated Bylaws provide for the classification of our directors into three classes, which we refer to as Class I, Class II and Class III, with each Class to consist as nearly as possible of an equal number of directors. One Class of directors is to be elected at each annual meeting of stockholders to serve for a term of three years.

We have two incumbent directors in Class II whose term expires at the Annual Meeting. The board of directors has nominated the incumbent Class II directors, Steven A. Kriegsman and Marvin R. Selter, for reelection as Class II directors to serve until the 2017 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

Information concerning Messrs. Kriegsman and Selter, as well as the directors whose terms of office will continue after the Annual Meeting, is set forth below. Each director’s age is indicated in parentheses after his name.

Class II — Nominees to Serve as Directors Until the 2017 Annual Meeting

We believe that Messrs. Kriegsman and Selter will be available and able to serve as directors. In the event that one of them is unable or unwilling to serve, the proxy holders will vote the proxies for such other nominee as they may determine.

Steven A. Kriegsman (72) has been CytRx’s President and Chief Executive Officer and a director since July 2002. He also serves as a director of Galena Biopharma, a listed public company, and is Chairman of its Compensation Committee and a member of its Strategy Committee. Mr. Kriegsman also serves on the Board of Directors of Catasys, Inc. He previously served as Director and Chairman of Global Genomics from June 2000 until 2002. Mr. Kriegsman is an inactive Chairman and Founder of Kriegsman Capital Group LLC, a financial advisory firm specializing in the development of alternative sources of equity capital for emerging growth companies in the healthcare industry. During his career, he has advised such companies as SuperGen Inc., Closure Medical Corporation, Novoste Corporation, Miravant Medical Technologies, and Maxim Pharmaceuticals. In the past five years, Mr. Kriegsman has also served on the Board of Directors of Bradley Pharmaceuticals, Inc. and Hythiam, Inc. Mr. Kriegsman has a B.S. degree with honors from New York University in Accounting and completed the Executive Program in Mergers and Acquisitions at New York University, The Management Institute. Mr. Kriegsman is a graduate of the Stanford Law School Directors’ College

Mr. Kriegsman was formerly a Certified Public Accountant with KPMG in New York City. In February 2006, Mr. Kriegsman received the Corporate Philanthropist of the Year Award from the Greater Los Angeles Chapter of the ALS Association and in October 2006, he received the Lou Gehrig Memorial Corporate Award from the Muscular Dystrophy Association. Mr. Kriegsman has been a guest speaker and lecturer at various universities including California Institute of Technology (Caltech), Brown University, and New York University. Mr. Kriegsman has been active in various charitable organizations including the Biotechnology Industry Organization, the California Health Institute, the ALS Association, the Los Angeles Venture Association, the Southern California Biomedical Council, the American Association of Dance Companies and the Palisades-Malibu YMCA.

Mr. Kriegsman’s extensive history as a member of management is vital to the board of directors’ collective knowledge of our day-to-day operations. Mr. Kriegsman also provides great insight as to how CytRx grew as an organization and his institutional knowledge is an invaluable asset to the board of directors in effecting its oversight of CytRx’s strategic plans. Mr. Kriegsman’s presence on the board of directors also allows for a flow of information and ideas between the board of directors and management.

Marvin R. Selter (86) has been a director since October 2003. He has been President and Chief Executive Officer of CMS, Inc. since he founded that firm in 1968. CMS, Inc. is a national management consulting firm. In 1972, Mr. Selter originated the concept of employee leasing. He served as a member of the Business Tax Advisory Committee—City of Los Angeles, Small Business Board—State of California and the Small Business Advisory Commission—State of California. Mr. Selter also serves on the Valley Economic Development Center as past Chairman and Audit Committee Chairman, the Board of Valley Industry and Commerce Association as past Chairman, the Advisory Board of the San Fernando Economic Alliance and the California State University—Northridge as Past Chairman of the Economic Research Center; and President of the Olive View-UCLA Medical Center Foundation. He has served, and continues to serve, as a member of boards of directors of various hospitals, universities, private medical companies and other organizations. Mr. Selter attended Rutgers—The State University, majoring in Accounting and Business Administration, and is the recipient of an honorary Ph.D. from American Jewish University. He was an LPA having served as Controller, Financial Vice President and Treasurer at distribution, manufacturing and service firms. He has lectured extensively on finance, corporate structure and budgeting for the American Management Association and other professional teaching associations.

Mr. Selter has founded, operated, and grown his own successful businesses, which gives him a valuable insight into the financial constraints and operational challenges facing companies in the development stage and as they mature. He also has many years of involvement in various governmental agencies and charitable organizations, which affords him an important perspective on the business regulatory process and capital-raising activities. In addition, he has significant education and work experience in accounting and financial matters that he is able to utilize as the named financial expert on our Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION
OF MSRRS. KRIEGSMAN AND SELTER AS DIRECTORS.

Continuing Directors

The following is a description of the incumbent Class III and Class I directors whose terms of office will continue after the Annual Meeting:

Class III — Term Expiring at the 2015 Annual Meeting

Max Link, Ph.D. (73), our Chairman of the Board, has been a director since 1996. Dr. Link has been retired from business since 2003. From March 2002 until its acquisition by Zimmer Holdings, Dr. Link served as Chairman and CEO of Centerpulse, Ltd. From May 1993 to June 1994, Dr. Link served as the Chief Executive Officer of Corange Ltd. (the holding company for Boehringer Mannheim Therapeutics, Boehringer Mannheim Diagnostics and DePuy International). From 1992 to 1993, Dr. Link was Chairman of Sandoz Pharma, Ltd. From 1987 to 1992, Dr. Link was the Chief Executive Officer of Sandoz Pharma and a member of the Executive Board of Sandoz, Ltd., Basel. Prior to 1987, Dr. Link served in various capacities with the United States operations of Sandoz, including President and Chief Executive Officer. Dr. Link currently serves as a director of Alexion Pharmaceuticals, Inc. and Celsion Corporation, Inc., and has previously served on the Boards of Directors of Cell Therapeutics, Inc., Columbia Laboratories, Inc., Human Genome Sciences, Inc., Protein Design Laboratories and Discovery Laboratories, Inc., each a listed public company.

Dr. Link has extensive executive-level experience with a number of large pharmaceutical companies, including Sandoz Pharma, Ltd. In these positions, he was responsible for major strategic and other business initiatives, including new drug development, acquisitions and dispositions of new drug candidates and other technology, licensing, marketing and distribution agreements and other key contractual strategic arrangements that affect, or are likely to affect, our company’s own business efforts. As an executive officer and board member of these other companies, he has experience with the regulatory schemes in foreign jurisdictions and also has been exposed to different approaches to corporate governance matters, potential conflicts of interest, and similar matters, which enables him to offer importance guidance to our Board of Directors.

Richard L. Wennekamp (71) has been a director since October 2003. He retired from Community Bank in June 2008 where he was the Senior Vice President-Credit Administration since October 2002. From September 1980 to July 2002, Mr. Wennekamp was an executive officer of Bank of America Corporation, holding various positions, including Managing Director-Credit Product Executive for the last four years of his 22-year term with the bank. From 1977 through 1980, Mr. Wennekamp was a Special Assistant to former President of the United States, Gerald R. Ford, and the Executive Director of the Ford Transition Office. Prior thereto, he served as Staff Assistant to the President of the United States for one year, and as the Special Assistant to the Assistant Secretary of Commerce of the U.S.

Mr. Wennekamp’s senior executive experience in the banking and financial services industry distinguishes him from our other directors and adds unique capabilities and a different perspective to the deliberations of our Board of Directors. As a former chief credit officer at Bank of America and Community Bank, he understands the credit needs, financing requirements, and operational constraints of development-stage and mature businesses.

Class I — Nominees to Serve as Directors Until the 2016 Annual Meeting

Louis Ignarro, Ph.D. (72) has been a director since July 2002. He previously served as a director of Global Genomics since November 20, 2000. Dr. Ignarro serves as the Jerome J. Belzer, M.D. Distinguished Professor of Pharmacology in the Department of Molecular and Medical Pharmacology at the UCLA School of Medicine. Dr. Ignarro has been at the UCLA School of Medicine since 1985 as a professor, acting chairman and assistant dean. Dr. Ignarro received the Nobel Prize for Medicine in 1998. Dr. Ignarro received a B.S. in pharmacy from Columbia University and his Ph.D. in Pharmacology from the University of Minnesota. Dr. Ignarro is a Nobel Laureate and an esteemed medical researcher whose experience enables him to offer important scientific guidance to our Board of Directors.

Joseph Rubinfeld, Ph.D. (81) has been a director since July 2002. He co-founded SuperGen, Inc. in 1991 and has served as its Chief Executive Officer and President and as a director since its inception until December 31, 2003. He resigned as Chairman Emeritus of SuperGen, Inc. on February 8, 2005. Dr. Rubinfeld was also Chief Scientific Officer of SuperGen from 1991 until September 1997. Dr. Rubinfeld is also a founder of JJ Pharma. Dr. Rubinfeld was one of the four initial founders of Amgen, Inc. in 1980 and served as a Vice President and its Chief of Operations until 1983. From 1987 until 1990, Dr. Rubinfeld was a Senior Director at Cetus Corporation and from 1968 to 1980, Dr. Rubinfeld was employed at Bristol-Myers Company, International Division in a variety of positions. Dr. Rubinfeld received a B.S. degree in chemistry from C.C.N.Y. and an M.A. and Ph.D. in chemistry from Columbia University.

Dr. Rubinfeld served as a senior executive of several large pharmaceutical companies before leaving to co-found SuperGen and served as Chief Executive Officer or in other senior executive capacities with highly successful companies. Dr. Rubinfeld’s academic training and business experience enhances the breadth and scope of our Board’s oversight of our company’s management, business, strategic relationships, and other activities, while his vision adds to the long-range planning of our Board of Directors and management.

Meetings of the Board of Directors and Committees

Board of Directors

The property, affairs and business of CytRx are conducted under the general supervision and management of our board of directors as called for under the laws of Delaware and our Restated Bylaws. Our board of directors has established a standing Audit Committee, Compensation Committee, and Nomination and Governance Committee.

The board of directors held five meetings during 2013. Each director attended at least 75% of the total meetings of the board during 2013. Each director who served on a committee of our board of directors attended at least 75% of all committee meetings during 2013. Board agendas include regularly scheduled executive sessions for the independent directors to meet without management present. In 2013, the independent directors met two times in executive session.

Director Independence

Our board of directors has determined that Messrs. Link, Selter, Rubinfeld, Ignarro and Wennekamp are “independent” under the current independence standards of both The NASDAQ Capital Market and the SEC, and have no material relationships with us (either directly or as a partner, shareholder or officer of any entity) that are inconsistent with a finding of their independence as members of our board of directors.  Our board has determined that Messrs. Link, Selter and Wennekamp also met the higher standards of The NASDAQ Capital Market of “independence” for purposes of service as the members of our Audit Committee and our Compensation Committee.

In making these determinations, our board of directors has broadly considered all relevant facts and circumstances, recognizing that material relationships can include commercial, banking, consulting, legal, accounting, and familial relationships, among others.

The following table provides information concerning the current membership of our board committees:

Name	Class of Directors	Audit Committee	Compensation Committee	Nomination and Governance Committee
Steven A. Kriegsman	II
Louis Ignarro, Ph.D.	I
Max Link, Ph.D.	III	(1)	(2)
Joseph Rubinfeld, Ph.D.	I		(2)	(3)
Marvin R. Selter	II	(1)	(2)	(3)
Richard L. Wennekamp	III	(1)	(2)	(3)
____________

(1)           Members of our Audit Committee. Mr. Selter is the Chairman of the committee.

(2)           Members of our Compensation Committee. Dr. Rubinfeld is Chairman of the committee.

(3)           Members of our Nominating and Corporate Governance Committee. Mr. Wennekamp is Chairman of the committee.

Audit Committee

Our board of directors has determined that each of the current members of the Audit Committee is “independent” under the current independence standards of The NASDAQ Capital Market and the SEC. Our board of directors has also determined that Mr. Selter, the Chairman of the Audit Committee, is an audit committee financial expert.

The Audit Committee’s responsibilities include oversight activities described below under the “Report of the Audit Committee.” The Audit Committee reviews our financial structure, policies and procedures, appoints our independent registered public accounting firm, reviews with our independent registered public accounting firm the plans and results of the audit engagement, approves audit and permitted non-audit services provided by our independent registered public accounting firm, reviews the independence of our independent registered public accountants and reviews the adequacy of our internal accounting controls.

The Audit Committee has discussed with our independent registered public accounting firm the firm’s independence from management and us, including the matters in the written disclosures required by the Independence Standards board and considered the compatibility of permitted non-audit services with the auditors’ independence. The Audit Committee operates pursuant to a written charter, a copy of which is available on our website at http://www.cytrx.com.

Audit Committee Report

Set forth below is the Audit Committee Report:

The following Report does not constitute soliciting material and should not be considered or deemed filed, or incorporated by reference into any filing, by us with the SEC, except to the extent we specifically incorporate this Report by reference.

The primary function of the Audit Committee is to assist the board of directors in fulfilling its oversight responsibilities relating to:

•	The quality and integrity of our financial statements and reports.

•	Our independent registered public accounting firm’s qualifications and independence.

•	The performance of our internal audit function and our independent auditors.

The Audit Committee operates under a written charter adopted by our board of directors, a copy of which is available on our website at http://www.cytrx.com.

The Audit Committee’s primary duties and responsibilities are to:

•	Serve as an independent and objective party to monitor our financial reporting process and internal control system.

•	Review and appraise the audit efforts of our independent accountants and internal audit function.

•	Provide an open avenue of communication among the independent accountants, internal auditors, our management and the board of directors.

The Audit Committee provides assistance to the board of directors in fulfilling its oversight responsibility to the stockholders, potential stockholders, the investment community and others relating to our financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of our financial statements and the ethics programs when established by our management and the board of directors. The Audit Committee has the sole authority (subject, if applicable, to stockholder ratification) to appoint or replace the outside auditors and is directly responsible for determining the compensation of the independent auditors.

The Audit Committee must pre-approve all auditing services and all permitted non-auditing services to be provided by the outside auditors. In general, the Audit Committee’s policy is to grant such approval where it determines that the non-audit services are not incompatible with maintaining the auditors’ independence and there are cost or other efficiencies in obtaining such services from the auditors as compared to other possible providers. During 2013, the Audit Committee approved all of the audit and non-audit services proposals submitted to it.

The Audit Committee met four times during 2013. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention, with full access to all of our books, records, facilities and personnel, and to retain its own legal counsel and other advisers as it deems necessary or appropriate.

As part of its oversight of our financial statements, the Audit Committee reviews and discusses with both management and its outside auditors our interim financial statements and annual audited financial statements that are included in our Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, respectively. Our management advised the Audit Committee in each case that all such financial statements were prepared in accordance with accounting principles generally accepted in the United States and reviewed significant accounting issues with the Audit Committee. These reviews included discussion with the outside auditors of matters required to be discussed pursuant to the Public Company Accounting Oversight Board ("PCAOB") Statement on Auditing Standards No. 16 (Communication with Audit Committees).

The Audit Committee retained BDO USA, LLP to audit our financial statements for 2013. The Audit Committee also has selected BDO USA, LLP as our independent registered public accounting firm for fiscal 2014.

The Audit Committee discussed with BDO USA, LLP, which audited our annual financial statements for 2013, matters relating to its independence, including a review of audit and non-audit fees and the letter and written disclosures made by BDO USA, LLP to the Audit Committee as required by the PCAOB.

In addition, the Audit Committee reviewed initiatives aimed at strengthening the effectiveness of CytRx’s internal control structure. As part of this process, the Audit Committee continued to monitor and review staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

Taking all of these reviews and discussions into account, the Audit Committee recommended to our board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC.

Respectfully submitted,

Audit Committee:

Marvin R. Selter, Chairman
Max Link, Ph.D.
Richard L. Wennekamp

Compensation Committee

The Compensation Committee is authorized to determine the annual salaries and bonuses of our officers and to determine in it sole discretion all grants of stock options, the exercise price of each option, and the number of shares to be issuable upon the exercise of each option under our various stock option plans. The Committee also is authorized to interpret our stock option plans, to prescribe, amend and rescind rules and regulations relating to the plans, to determine the term and provisions of the respective option agreements, and to make all other determinations deemed necessary or advisable for the administration of the plans. The Compensation Committee operates pursuant to a written charter, a copy of which is available on our website at www.cytrx.com.  Our board of directors has determined that each of the current members of the Compensation Committee, Messrs. Rubinfeld, Link, Selter and Wennekamp, are “independent” under the current independence standards of The NASDAQ Capital Market for purposes of service as the members of our Compensation Committee.

The Compensation Committee has reviewed our compensation policies and practices for all employees, including our named executive officers, as they relate to risk management practices and risk-taking incentives, and has determined that there are no risks arising from these policies and practices that are reasonably likely to have a material adverse effect on us.

The Compensation Committee held five meetings during 2013.

Nomination and Governance Committee

The Nomination and Governance Committee assists our board of directors in discharging its duties relating to corporate governance and the compensation and evaluation of the board. The Nomination and Governance Committee also operates pursuant to a written charter, a copy of which likewise is available on our website at www.cytrx.com. As indicated above with respect to service on our Audit Committee, our board of directors has determined that each of the current members of the Nomination and Governance Committee, Messrs. Wennekamp, Rubinfeld and Selter, are “independent” under the current independence standards of The NASDAQ Capital Market.

The principal responsibilities of the Nomination and Governance Committee include:

•	Overseeing our corporate governance practices and developing and recommending to our board a set of Corporate Governance Guidelines.

•	Assisting our board in identifying qualified director candidates, selecting nominees for election as directors at meetings of stockholders and selecting candidates to fill vacancies on our board.

•
Creating and recommending to our board a policy regarding the consideration of director candidates recommended by stockholders and procedures for stockholders’ submission of nominees of director candidates.

·	Reviewing and recommending the compensation for non-employee directors and making recommendations to our board for its approval.

•	Establishing criteria for our board and for all committees (including the Nomination and Governance Committee) to use to evaluate their performance on an annual basis.

•	Overseeing and advising our board regarding developments related to corporate governance.

The Nomination and Governance Committee has sole authority, in connection with the identification of qualified director candidates, to retain and terminate any search firm for such purpose (including the authority to approve any such firm’s fees and other retention terms). We do not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions.

The Nomination and Governance Committee held two meetings during 2013.

The Nomination and Governance Committee has not established any specific minimum qualifications for director candidates, or any specific qualities or skills that a candidate must possess in order to be considered qualified to be nominated as a director.

Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing board composition. In making its nominations, our Nomination and Governance Committee generally will consider, among other things, an individual’s business experience, industry experience, financial background, breadth of knowledge about issues affecting our company, time available for meetings and consultation regarding company matters and other particular skills and experience possessed by the individual.  We have no formal policy of considering diversity in identifying director nominees, but the Nomination and Governance Committee seeks to include on the board of directors a complementary mix of individuals with diverse backgrounds and skills reflecting the broad set of challenges that the board of directors confronts. These individual qualities can include matters such as experience in the company’s industry, technical experience (i.e., medical or research expertise), experience gained in situations comparable to the company’s, leadership experience, and relevant geographical diversity

Stockholder Recommendations of Director Candidates

The policy of the Nomination and Governance Committee is that a stockholder wishing to submit recommendations for director candidates for consideration by the Nomination and Governance Committee for election at an annual meeting of shareholders must do so in writing by December 15 of the previous calendar year. The written recommendation must include the following information:

•	A statement that the writer is a stockholder and is proposing a candidate for consideration.

•	The name and contact information for the candidate.

•	A statement of the candidate’s business and educational experience.

•	Information regarding the candidate’s qualifications to be a director.

•	The number of shares of our common stock, if any, owned either beneficially or of record by the candidate and the length of time such shares have been so owned.

•	The written consent of the candidate to serve as a director if nominated and elected.

•	Information regarding any relationship or understanding between the proposing stockholder and the candidate.

•	A statement that the proposed candidate has agreed to furnish us all information as we deem necessary to evaluate such candidate’s qualifications to serve as a director.

As to the stockholder giving the notice, the written recommendation must state the name and address of the stockholder and the number of shares of our common stock which are owned beneficially or of record by the shareholder.

Any recommendations in proper form received from stockholders will be evaluated in the same manner that potential nominees recommended by our board members or management are evaluated.

Stockholder Nominations of Directors

Our Bylaws specify the procedures by which stockholders may nominate director candidates directly, as opposed to merely recommending a director candidate to the Nomination and Governance Committee as described above. Any stockholder nominations must comply with the requirements of our Bylaws and should be addressed to: Corporate Secretary, CytRx Corporation, 11726 San Vicente Boulevard, Suite 650, Los Angeles, California 90049.

Stockholder Communication with Board Members

Stockholders who wish to communicate with our board members may contact us by telephone, facsimile or regular mail at our principal executive office. Written communications specifically marked as a communication for our board of directors, or a particular director, except those that are clearly marketing or soliciting materials, will be forwarded unopened to the Chairman of our board, or to the particular director to which they are addressed, or presented to the full board or the particular director at the next regularly scheduled board meeting. In addition, communications sent to us via telephone or facsimile for our board of directors or a particular director will be forwarded to our board or the director by an appropriate officer.

Transactions with Related Persons

General

Our Audit Committee is responsible for reviewing and approving, as appropriate, all transactions with related persons, in accordance with its Charter and NASDAQ Marketplace Rules.

Transactions between us and one or more related persons may present risks or conflicts of interest or the appearance of conflicts of interest. Our Code of Ethics requires all employees, officers and directors to avoid activities or relationships that conflict, or may be perceived to conflict, with our interests or adversely affect our reputation. It is understood, however, that certain relationships or transactions may arise that would be deemed acceptable and appropriate so long as there is full disclosure of the interest of the related parties in the transaction and review and approval by disinterested directors to ensure there is a legitimate business reason for the transaction and that the transaction is fair to us and our stockholders.

As a result, the procedures followed by the Audit Committee to evaluate transactions with related persons require:

•
that all related person transactions, all material terms of the transactions, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction must be communicated to the Audit Committee; and

•
that all related person transactions, and any material amendment or modification to any related person transaction, be reviewed and approved or ratified by the Audit Committee, as required by the requirements of The NASDAQ Capital Market.

Our Audit Committee will evaluate related person transactions based on:

•	information provided by members of our board of directors in connection with the required annual evaluation of director independence;

•	pertinent responses to the Directors’ and Officers’ Questionnaires submitted periodically by our officers and directors and provided to the Audit Committee by our management;

•	background information on nominees for director provided by the Nominating and Corporate Governance Committee of our board of directors; and

•	any other relevant information provided by any of our directors or officers.

In connection with its review and approval or ratification, if appropriate, of any related person transaction, our Audit Committee is to consider whether the transaction will compromise standards included in our Code of Ethics. In the case of any related person transaction involving an outside director or nominee for director, the Audit Committee also is to consider whether the transaction will compromise the director’s status as an independent director as prescribed by The NASDAQ Capital Market.

On December 2, 2008, we entered into a written consulting agreement with Joseph Rubinfeld, Ph.D., under which Dr. Rubinfeld agrees to serve as our Chief Scientific Advisor. In exchange, we granted to Dr. Rubinfeld under our 2008 Stock Incentive Plan a ten-year stock option to purchase up to 50,000 shares of our common stock at an exercise price of $2.45 per share, which equaled the market price of our common stock as of the grant date. The fair value of this option grant was $116,900. The stock option vested immediately upon grant as to 7,143 of the option shares and vested as to the remaining option shares in 36 equal monthly installments, and is now fully vested. The consulting agreement is terminable at any time by either party upon notice to the other party.

On December 10, 2012, we entered into an amendment to our written consulting agreement with Dr. Rubinfeld, Ph.D. to provide for the one-time grant to Dr. Rubinfeld under our 2008 Plan of an option to purchase 30,000 shares of our common stock at an exercise price of $1.83 per share, which was equal to the market price of our common stock on the grant date. The option has a term of ten years and is fully vested. The fair grant date value of this option grant was $47,400.

Applicable Definitions

For purposes of our Audit Committee’s review:

•	“related person” has the meaning given to such term in Item 404(a) of Securities and Exchange Commission Regulation S-K (“Item 404(a)”); and

•	“related person transaction” means any transaction for which disclosure is required under the terms of Item 404(a) involving the company and any related persons.

Board Member Attendance at Annual Meetings

Our board of directors has no formal policy regarding attendance of directors at our annual stockholder meetings.  Our 2013 Annual Meeting of Stockholders was attended by all of our directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Each of our executive officers and directors and persons who owns more than 10% of our outstanding shares of common stock is required under Section 16(a) of the Securities Exchange Act to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and to furnish us with copies of those reports. Based solely on our review of copies of reports we have received and written representations from certain reporting persons, we believe that our directors and executive officers and greater than 10% shareholders for 2013 complied with all applicable Section 16(a) filing requirements.

Security Ownership of Certain Beneficial Owners and Management

Based solely upon information made available to us, the following table sets forth information with respect to the beneficial ownership of our common stock as of May 1, 2014 by: (1) each person who is known by us to beneficially own more than five percent of our common stock; (2) each of our directors; (3) our named executive officers listed in the Summary Compensation Table under the caption “Executive Compensation”; and (4) all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the SEC rules. Shares of common stock subject to warrants or options that are presently exercisable, or exercisable within 60 days of May 1, 2014, which are indicated by footnote, are deemed outstanding in computing the percentage ownership of the person holding the warrants or options, but not in computing the percentage ownership of any other person. The percentage ownership reflected in the table is based on 55,776,523 shares of our common stock outstanding as of May 1, 2014. Except as otherwise indicated, the holders listed below have sole voting and investment power with respect to all shares of common stock shown, subject to applicable community property laws. An asterisk (*) represents beneficial ownership of less than 1%.

	Shares of Common Stock
Name of Beneficial Owner	Number	Percent
QVT Financial LP (1)	5,164,600	9.3%
Capital Ventures International (2)	3,250,000	5.8%
Gene Z. Salkind, M.D. (3)	3,493,116	6.3%
Scott Patterson, D.D.S. (4)	4,577,605	8.2%
Louis Ignarro, Ph.D.(5)	336,702	*
Steven A. Kriegsman (6)	1,653,567	3.0%
Max Link, Ph.D.(7)	361,886	*
Joseph Rubinfeld, Ph.D. (8)	403,571	*
Marvin R. Selter(9)	65,351	*
Richard L. Wennekamp (10)	340,281	*
Dan Levitt, M.D., Ph.D.(12)	411,033	*
John Y. Caloz (11)	160,493	*
Scott Wieland, Ph.D.(13)	156,667	*
Benjamin S. Levin (14)	263,125	*
All executive officers and directors as a group (ten persons) (15)	4,152,676	7.4%
____________

(1)
 According to a schedule 13G filed with the SEC on March 21, 2014, QVT Financial LP is a Delaware limited partnership and investment manager for QVT Fund V LP and other private investment funds (collectively, the “Funds”). In the aggregate, these Funds own 5,164,600 shares of CytRx common stock. QVT Financial GP LLC, as General Partner of QVT Financial LP, may be deemed to beneficially own the same number of shares of common stock as reported by QVT Financial LP.

(2)
According to a schedule 13G filed with the SEC on February 7, 2014, Capital Ventures International is a Cayman Islands company. Heights Capital Management, Inc. is a Delaware corporation and investment manager to Capital Ventures International. As such, Heights Capital Management, Inc. may exercise voting and dispositive powers over the shares shown and may be deemed to beneficially own such shares. The principal business addresses of Capital Ventures International and Heights Capital Management, Inc. are P.O. Box 897, Winward 1, Regalty Office Park, West Bay Road, Grand Cayman KY1-1103, Cayman Islands and 101 California Street, Suite 3250, San Francisco, California 94111, respectively.

(3)
Of the shares shown, Dr. Salkind has sole voting and dispositive power over 1,360,038 shares and shares voting and dispositive power with his wife, Catherine Salkind, over 2,133,078 shares. Mrs. Salkind may be deemed to beneficially own the shares shown. Dr. and Mrs. Salkind’s address is 1165 Wrack Road, Meadowbrook, Pennsylvania 19046.

(4)	Dr. Patterson’s address is 128 Spoonbill Court, Jupiter, Florida 33458-8879.

(5)	Includes 323,571 shares subject to options or warrants.

(6)	Includes 1,056,456 shares subject to options or warrants.

(7)	Includes 324,699 shares subject to options or warrants.

(8)	Includes 403,571 shares subject to options or warrants.

(9)	The shares shown are owned, of record, by the Selter Family Trust or Selter IRA Rollover.

(10)	Includes 323,571 shares subject to options or warrants.

(11)	Includes 155,951 shares subject to options or warrants.

(12)
Includes 249,996 shares subject to options or warrants and 100,000 restricted shares, of which 50,000 shares will vest on June 30, 2014, and the remaining 50,000 shares will vest over the subsequent six months, provided that Dr. Levitt remains employed by us on each such date.

(13)	Includes 156,667 shares subject to options or warrants.

(14)	Consists of 258,328 shares subject to options or warrants.

(15)	Includes 3,252,810 shares subject to options or warrants.

Executive Officers

Set forth below is information regarding our current executive officers (other than information relating to Steven A. Kriegsman, our President and Chief Executive Officer, which is set forth above under “Continuing Directors”). Each officer’s age is indicated in parentheses after his name.

Daniel Levitt, M.D., Ph.D. (66) joined us in October 2009 as our Chief Medical Officer, and was recently promoted to the position of Executive Vice President in 2013. Dr. Levitt brings more than 24 years of senior management experience, having spearheaded numerous drug development programs to commercialization at leading biotechnology and pharmaceutical companies. Prior to joining CytRx, Dr. Levitt served from January 2007 to February 2009 as Executive Vice President, Research and Development at Cerimon Pharmaceuticals, Inc. Prior to that, from August 2003 to April 2006, he was Chief Medical Officer and Head of Clinical and Regulatory Affairs at Dynavax Technologies Corporation, managing clinical trials for four programs and overseeing multi-country regulatory strategies. From August 2002 to July 2003, Dr. Levitt was Chief Operating Officer and Head of Research and Development at Affymax, Inc., and prior to that he spent six years at Protein Design Labs, Inc., completing his tenure as that firm’s President and Head of Research and Development. Dr. Levitt’s past experience includes a position as Head of Drug Development at Geron Corporation, and Head of the Cytokine Development Unit and Global Clinical Oncology at Sandoz Pharmaceuticals Ltd., and as Director, Clinical Oncology and Immunology at Hoffmann-LaRoche, Inc. Dr. Levitt graduated Magna Cum Laude and Phi Beta Kappa with a Bachelor of Arts degree from Brandeis University. He earned both his M.D. and his Ph.D. in Biology from the University of Chicago, Pritzker School of Medicine. Dr. Levitt has received ten major research awards and authored or co-authored nearly 200 papers and abstracts.

John Y. Caloz (62) joined us in October 2007 as our Chief Accounting Officer. In January 2009 Mr. Caloz was named Chief Financial Officer. He has a history of providing senior financial leadership in the life sciences sector, as Chief Financial Officer of Occulogix, Inc, a NASDAQ listed, medical therapy company. Prior to that, Mr. Caloz served as Chief Financial Officer of IRIS International Inc., a Chatsworth, CA based medical device manufacturer. He served as Chief Financial Officer of San Francisco-based Synarc, Inc., a medical imaging company, and from 1993 to 1999 he was Senior Vice President, Finance and Chief Financial Officer of Phoenix International Life Sciences Inc. of Montreal, Canada, which was acquired by MDS Inc. in 1999. Mr. Caloz was a partner at Rooney, Greig, Whitrod, Filion & Associates of Saint Laurent, Quebec, Canada, a firm of Chartered Accountants specializing in research and development and high tech companies, from 1983 to 1993. Mr. Caloz, a Chartered Accountant, holds a degree in Accounting from York University, Toronto, Canada.

Scott Wieland, Ph.D. (55) joined CytRx in 2005 as Vice President, Clinical and Regulatory Affairs and was promoted to the position of Senior Vice President, Drug Development in December 2008. Prior to that, he served in senior level positions in the areas of Drug Development, Clinical and Regulatory Affairs at various biotech firms. He spent five years at NeoTherapeutics, Inc. serving as the Director of Product Development and was later promoted to Vice President of Product Development. From 1990 to 1997, he served as Director of Regulatory Affairs at CoCensys, Inc. Dr. Wieland has a Ph.D. in Biopsychology and an M.A. in Psychology from the University of Arizona. He has an MBA from Webster University. Dr. Wieland received his B.S. in Physiological Psychology from the University of California, Santa Barbara.

Benjamin S. Levin (38) joined us in July 2004 as our General Counsel and Corporate Secretary, and since December 2013 has served additionally as Senior Vice President. From November 1999 to June 2004, Mr. Levin was an associate in the transactions department of the Los Angeles office of O’Melveny & Myers LLP. Mr. Levin received his S.B. in Economics from the Massachusetts Institute of Technology, and a J.D. from Stanford Law School.

David J. Haen (36) joined CytRx in October 2003 as Director of Business Development and was promoted to Vice President of Business Development in December 2007. From 1999 to 2003, Mr. Haen worked as an associate for Kriegsman Capital Group LLC, a financial advisory firm focused on emerging companies in the life sciences field. Mr. Haen received a B.A. in Communications and Business from Loyola Marymount University.

Compensation Discussion and Analysis

Overview of Executive Compensation Program

The Compensation Committee of our board of directors has responsibility for establishing, implementing and monitoring our executive compensation program philosophy and practices. Generally speaking, the Compensation Committee determines compensation of our Chief Executive Officer and other named executive officers, and those determinations are ratified by our board of directors.

The Compensation Committee seeks to ensure that the total compensation paid to our named executive officers is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to the named executive officers are similar to those provided to our other officers.

The Compensation Committee operates under a formal charter, copies of which are available on our website at www.cytrx.com, that governs its duties and conduct.

At the 2013 Annual Meeting of Stockholders, our stockholders, on a non-binding, advisory basis, approved the compensation of our executive officers as disclosed in our 2013 proxy statement. Based upon the results of this advisory vote, the Compensation Committee has determined to follow the stockholders’ recommendation by continuing our present compensation policies and practices.

Throughout this Proxy Statement, the individuals included in the Summary Compensation Table below are referred to as our “named executive officers.”

Compensation Philosophy and Objectives

The components of our executive compensation consist of salary, annual and special cash bonuses awarded based on the Compensation Committee’s subjective assessment of the achievement of corporate goals and each individual executive’s job performance, stock option grants to provide executives with longer-term incentives, and occasional special compensation awards (either cash, stock or stock options) to reward extraordinary efforts or results such as the position interim results of our Phase 2b clinical trial of aldoxorubicin in STS or successful capital raising activities.

The Compensation Committee believes that an effective executive compensation program should provide base annual compensation that is reasonable in relation to individual executive’s job responsibilities and reward the achievement of strategic goals of our company. We use annual and other periodic cash bonuses to reward an officer’s achievement of specific goals, including goals related to the development of our drug candidates and replenishment and management of our working capital. We use employee stock options as a retention tool and as a means to align the executive’s long-term interests with those of our stockholders, with the ultimate objective of affording our executives an appropriate incentive to improve stockholder value. The Compensation Committee evaluates both performance and compensation to maintain our company’s ability to attract and retain excellent employees in key positions and to assure that compensation provide to key employees remains competitive relative to the compensation paid to similarly situated executives of comparable companies.

Each of the corporate goals established and subsequently reviewed by the Compensation Committee results from a collaboration among our named executive officers, including the leadership of our President and Chief Executive Officer and the support of our principal legal, financial, clinical, medical and business development officers.  The Compensation Committee’s assessment of the relative contribution of each named executive officer is based on periodic reports to our full board of directors regarding the progress of these business accomplishments and the individual efforts of our named executive officers, and year-end consultations, which include discussions of performance reviews, with our President and Chief Executive Officer that are a normal part of the Compensation Committee’s compensation determinations.  The Compensation Committee employs no objective measure of any individual’s contribution.

The bonus amounts awarded to our eligible named executive officers are a function of their office and total compensation relative to the total compensation of our President and Chief Executive Officer, as adjusted by their relative employee evaluation, and with consideration given to comparable company data for similarly situated employees. The bonus amounts awarded to each named executive officer is set forth in the Summary Compensation Table.

Because of the size of our company, the small number of executive officers in our company, and our company’s financial priorities, the Compensation Committee has not implemented any pension benefits, deferred compensation plans or other similar plans for our named executive officers.

Role of Executive Officers in Compensation Decisions

The Compensation Committee annually determines the compensation of our named executive officers.  Our President and Chief Executive Officer, or “CEO,” typically attends all meetings of the Compensation Committee, except for executive sessions at which his compensation is determined.  At the request of the Compensation Committee, our CEO provides his assessment of the performance of our named executive officers other than himself. Our CEO also takes an active part in the discussions of the compensation of named executive officers other than himself and assists in the development of a review matrix of each executive’s contributions to the goals of the company that forms the basis for some compensation determinations. The Compensation Committee gives due consideration to our CEO’s assessments when making determinations regarding the compensation of our named executive officers.  All Compensation Committee deliberations and determinations regarding the compensation of our CEO are made without the presence of our CEO.

Setting Executive Compensation

Based on the foregoing objectives, the Compensation Committee has structured the company’s annual cash and incentive-based cash and non-cash executive compensation to seek to motivate our named executives to achieve our company’s business goals, including goals related to the development of the our drug candidates and management of working capital, to reward the executives for achieving such goals, and to retain the executives. In doing so, the Compensation Committee historically has not employed outside compensation consultants. During 2013, the Compensation Committee obtained three industry compensation surveys and used them in its compensation deliberations regarding cash and equity compensation for our executive officers. The surveys used were an Equilar survey of public companies with a market capitalization between $50 million and $200 million, the Radford Global Life Sciences Survey, which is a survey of public and private life sciences companies of all sizes, and a survey of public and private companies in Los Angeles provided by salary.com (which the Compensation Committee uses to adjust to geographic differences in cost of living).

The Compensation Committee utilized this data to set annual salary increases and bonus amounts for our executive officers at levels targeted at or around the third quartile of compensation amounts provided to executives at comparable companies, considering each individual’s experience level related to their position with us. The Compensation Committee has no policy regarding the use of benchmarks, and we have no established policy or target for the allocation between cash and non-cash incentive compensation.

The Compensation Committee is authorized to retain its own independent advisors to assist in carrying out its responsibilities, but has not relied upon outside compensation consultants.

Company Performance Goals

For 2013, the Compensation Committee and the Board of Directors approved the following performance goals:

•	Complete the aldoxorubicin Phase 2b STS clinical trial and the aldoxorubicin Phase 1 pharmacokinetics clinical trial;

•	Initiate the aldoxorubicin Phase 3 STS clinical trial, and obtain FDA approval of an SPA for that study;

•	Complete enrollment of the tamibarotene Phase 2b clinical trial in non-small-cell lung cancer trail;

•	Raise additional capital.

For 2013, the Compensation Committee determined that, with the exception of the completion of enrollment of the tamibarotene Phase 2b clinical trial (which was discontinued due to a failure to show efficacy), each of the corporate goals had either been achieved, or substantial progress towards achievement had been made, and noted the particular contributions of executive officers to the achievement of those goals.

Individual Performance

The Compensation Committee reviews our executive officers’ performance based on overall achievement of the corporate goals and a review of individual goals developed for each executive officer every year. The Compensation Committee, with the assistance of our CEO, determines the relative achievement of the performance goals applicable to each executive officer, and assigns a performance rating based on a set of criteria set forth in an evaluation form. No specific formula is used with respect to setting any particular element of compensation based on the individual performance metrics. The score assigned to each officer was based on a subjective assessment by our Compensation Committee members of the officer’s performance against the scoring standards of:

1 – Consistently Exceeds Expectations
2 – Sometimes Exceeds Expectations
3 – Meets Expectations
4 – Sometimes Meets Expectations
5 – Needs Improvement

The numerical job scores, with a 1.0 being the best and 5.0 being the worst, are determined based on an initial self-assessment by the officer, which is subject to change based on an evaluation of the self-assessment by the officer’s direct supervisor and on the Compensation Committee’s own assessment of the officer’s job performance.

For 2013, our Compensation Committee determined that the individual performance scores indicated below were merited by the officer’s respective contributions to our key business achievements discussed above, as well as the performance of their day-to-day responsibilities. On an officer-by-officer basis, our Compensation Committee also considered the following:

Mr. Kriegsman’s individual performance goals relate primarily to overall corporate objectives, including building stockholder value as reflected in the market capitalization of our managing working capital, managing and directing the executive management team, and successfully developing our company’s operations and personnel for future success Based on those criteria, and noting the highly positive results of our global Phase 2b clinical trial of STS aldoxorubicin for STS and progress of our other clinical trials of aldoxorubicin, the Compensation Committee gave a rating of 1.1 to Mr. Kriegsman.

Mr. Caloz’s individual performance goals relate primarily to achievement of key financial objectives, such as managing and raising working capital, controlling spending, managing accounting personnel and maintaining regulatory compliance. Based on those criteria, the Compensation Committee noted Mr. Caloz’s role in obtaining needed working capital, his efforts to control expenditures, the continued improvement of our accounting department, and our compliance with filing deadlines, and gave a rating of 1.5 to Mr. Caloz.

Dr. Levitt’s individual performance goals relate primarily to the achievement of key strategic and clinical objectives related to our clinical research programs, including ultimate oversight of the design and execution of our clinical programs, and analysis and implementation of new clinical opportunities improve stockholder value. Based on those criteria, the Compensation Committee noted Dr. Levitt’s efforts towards our achievement of our key clinical goals, including the initiation of multiple new clinical trials and the announcement of positive data from our Phase 2b clinical trial of STS aldoxorubicin for STS and, his development of strategic plans to build value, and gave a rating of 1.5 to Dr. Levitt.

Mr. Levin’s individual performance goals relate primarily to the management of the company’s legal risk, advice provided to the board of directors and management, and maintaining regulatory compliance. Based on those criteria, the Compensation Committee noted Mr. Levin’s timely and useful advice on key corporate matters that reduced corporate risk, and his work ensuring compliance with various regulations, and gave a rating of 1.6 to Mr. Levin. Mr. Levin was also promoted to the title of Senior Vice President.

Dr. Wieland’s individual performance goals relate primarily to the execution of the objectives related to our clinical development, including planning, initiation, budgeting and management of our clinical programs. Based on those criteria, the Compensation Committee noted Dr. Wieland’s role in our achievement of key clinical goals, including the initiation of multiple new clinical trials, and gave a rating of 2.0 to Dr. Wieland.

2013 Executive Compensation Components

For 2013, as in recent years, the principal components of compensation for the named executive officers were:

•	base salary;

•	annual bonuses; and

•	equity incentive compensation.

Base Salary

We provide named executive officers and other employees with base salary to compensate them for services rendered during the year. Generally, the base salary element of compensation is used to recognize the experience, skills, knowledge and responsibilities required of each named executive officer, and reflects our executive officers’ overall sustained performance and contributions to our business.
During its review of base salaries for executives, the Compensation Committee primarily considers:

•	the negotiated terms of each executive’s employment agreement, if any;

•	each executive’s individual performance;

•	an internal review of the executive’s compensation, both individually and relative to other named executive officers; and

•	to a lesser extent, base salaries paid by comparable companies.

Salary levels are typically considered annually as part of our company’s performance review process, as well as upon a change in job responsibility. Merit-based increases to salaries are based on our company’s available resources and the Compensation Committee’s assessment of the individual’s performance. This assessment is based upon written evaluations of such criteria as job knowledge, communication, problem solving, initiative, goal-setting, and expense management. In 2013, the Compensation Committee considered our successful achievement or substantial progress towards our corporate performance goals, and with consideration of the challenging financial environment, and our anticipation of clinical results in 2013 and beyond, awarded increases in base salary for 2013 for most executives. Base salaries were also reviewed in light of the Equilar, Radford and salary.com survey data to validate that they were within acceptable ranges based on market salaries.

Annual and Special Bonuses

As we do not generate significant revenue and have not commercially released any products, the Compensation Committee bases its discretionary annual bonus awards on the achievement of corporate and individual goals, efforts related to extraordinary transactions, effective fund-raising efforts, effective management of personnel and capital resources, and bonuses paid by comparable companies, among other criteria. Mr. Kriegsman’s employment agreement entitles him to an annual cash bonus in an amount to be determined in our discretion, but not less than $150,000, and Dr. Levitt’s employment agreement provides that his bonus will not be less than $150,000. Any cash bonuses to our other named executive officers are entirely in our discretion.

During 2013, the Compensation Committee granted Mr. Kriegsman an annual cash bonus of $330,000, and granted cash bonuses to the other named executive officers ranging from $100,000 to $300,000, principally based on their efforts in helping us advance the development of aldoxorubicin.

Equity Incentive Compensation

We believe that strong long-term corporate performance is achieved with a corporate culture that encourages a long-term focus by our executive officers through the use of equity awards, the value of which depends on our stock performance. We have established equity incentive plans to provide all of our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of our stockholders and to enable them to participate in the long-term appreciation of our stockholder value. Additionally, equity awards provide an important retention tool for key employees, as the awards generally are subject to vesting over an extended period of time based on continued service with us.

Typically, equity awards are granted annually at the end of each year based primarily on corporate performance as a whole during the preceding year. In addition, we may grant equity awards upon the occurrence of certain events during the year, for example, upon an employee’s hire or achievement of a significant business objective such as positive results or other progress of our clinical trials or successful capital-raising efforts.

No formula is used in setting equity award grants and the determination of whether to grant equity awards, or the size of such equity awards, to our executive officers; rather, it involves subjective assessments by our board of directors, Compensation Committee and, with respect to executive officers other than himself, our CEO. Generally, annual equity awards are driven by our retention of experienced employees, and we consider individual performance and contributions during the preceding year to the extent our Board of Directors and Compensation Committee believe such factors are relevant. As with base salary and cash bonuses, for 2013 our Board of Directors and Compensation Committee also considered data from three surveys in determining equity award grants to our executive officers.

In March and December, 2013, respectively, the Compensation Committee granted to Mr. Kriegsman nonqualified options to purchase 74,176 share of our common stock at a price of $2.46 per share and 925,000 shares of our common stock at a price of $2.39 per share, which equaled the closing market prices on the dates of grant. The options vest monthly over three years, unless Mr. Kriegsman’s employment is terminated by us without “cause,” or by Mr. Kriegsman for “good reason,” in which case they vest immediately. In addition, in connection with the annual review of our other named executive officers, the Compensation Committee also granted an aggregate of 1,100,000 stock options to those named executive officers. All of the other stock options had an exercise price equal to the closing market price on the date of grant, and also vest monthly over three years, provided that such executives remain in our employ through such monthly vesting periods. The Compensation Committee also granted Dr. Levitt 100,000 shares of CytRx Corporation restricted stock, of which 50,000 shares will vest on June 30, 2014, and the remaining 50,000 shares will vest over the subsequent six months, provided that Dr. Levitt remains employed by us on each such date.

Generally speaking, we have not taken into consideration any amounts realized by our named executive officers from prior stock option or stock awards in determining whether to grant new stock options or stock awards. No named executive officers have exercised options since 2003.

Retirement Plans, Perquisites and Other Personal Benefits

Our executive officers are eligible to participate in the same group insurance and employee benefit plans as our other salaried employees. These benefits include medical, dental, vision, and disability benefits and life insurance.

We have adopted a tax-qualified employee savings and retirement plan, our 401(k) Plan, for eligible U.S. employees, including our named executive officers. Eligible employees may elect to defer a percentage of their eligible compensation in the 401(k) Plan, subject to the statutorily prescribed annual limit. We may make matching contributions on behalf of all participants in the 401(k) Plan in an amount determined by our board of directors. We did not make any matching contribution to the 401(k) Plan for 2013. Matching contributions, if any, immediately vest, as do all employee contributions. We intend the 401(k) Plan, and the accompanying trust, to qualify under Sections 401(k) and 501 of the Internal Revenue Code so that contributions by employees to the 401(k) Plan, and income earned (if any) on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that we will be able to deduct our contributions, if any, when made. The trustee under the 401(k) Plan, at the direction of each participant, may invest the assets of the 401(k) Plan in any of a number of investment options.

We do not provide any of our executive officers with any other perquisites or personal benefits, other than benefits to Mr. Kriegsman provided for in his employment agreement. We are required by his employment agreement to carry a life insurance policy for Mr. Kriegsman in the amount of $1.4 million under which Mr. Kriegsman’s designee is the beneficiary. We purchased a policy with a face value of $2 million, on which we pay the premiums, and Mr. Kriegsman immediately reimbursed the company for the premium relating to the $0.6 million of additional coverage. We periodically review the levels of perquisites and other personal benefits provided to our named executive officers, but no changes to these benefits were made during 2013, and we do not expect any such changes in the foreseeable future.

Employment Agreements and Severance Arrangements

We have entered into written employment agreements with each of our named executive officers. The main purpose of these agreements is to protect the company from business risks such as competition for the executives’ service, loss of confidentiality or trade secrets, and solicitation of our other employees, and to define our right to terminate the employment relationship. The employment agreements also protect the executive from termination without “cause” (as defined) and, in both Mr. Kriegsman and Dr. Levitt’s case, entitle them to resign for “good reason” (as defined). Each employment agreement was individually negotiated, so there are some minor variations in the terms among executive officers. Generally speaking, however, the employment agreements provide for termination and severance benefits that the Compensation Committee believes are consistent with industry practices for similarly situated executives. The Compensation Committee believes that the termination and severance benefits help the company retain the named executive officers by providing them with a competitive employment arrangement and protection against unknowns such as termination without “cause” that go along with the position.

In the event of termination without “cause,” the named executive officers will be entitled to a lump-sum payment equal to six months of base salary (12 months in the case of Dr. Levitt and 24 months in the case of Mr. Kriegsman). The named executive officers’ agreements also provide for our continuation of medical benefits during the severance period (including, for Mr. Kriegsman, payments for life insurance). If Mr. Kriegsman’s or Dr. Levitt’s employment is terminated by us without “cause,” or by Mr. Kriegsman or Dr. Levitt for “good reason,” within two years following a change of control of CytRx, they also would be entitled under their employment agreement to receive a “gross-up” payment equal to the sum of any excise tax on termination benefits (including any accelerated vesting of his options under our Plans as described below) plus any penalties and interest. In addition, if a named executive officer’s employment is terminated by us without “cause” (or by Mr. Kriegsman or Dr. Levitt for “good reason,” or due to Mr. Kriegsman’s death or disability), his unvested stock options vest immediately.

Change of Control Arrangements

The company’s 2000 Long-Term Incentive Plan and 2008 Stock Incentive Plan provide generally that, upon a change of control of CytRx, all unvested stock options and awards under the Plans held by plan participants, including the named executiveofficers, will become immediately vested and exercisable immediately prior to the effective date of the transaction. The Compensation Committee believes that such “single trigger” change of control policy is consistent with the objective of aligning the interests of the named executive officer’s and of the company’s stockholders by allowing the executives to participate equally with stockholders in the event of a change of control transaction.

The foregoing severance and change of control arrangements, including the quantification of the payment and benefits provided under these arrangements, are described in more detail elsewhere in this Proxy Statement under the heading “Executive Compensation – Employment Agreements and Potential Payment Upon Termination or Change in Control.”

Ownership Guidelines

The Compensation Committee has no requirement that each named executive officer maintain a minimum ownership interest in our company.

Our long-term incentive compensation consists solely of periodic grants of stock options to our named executive officers. The stock option program:

•	links the creation of stockholder value with executive compensation;

•	provides increased equity ownership by executives;

•	functions as a retention tool, because of the vesting features included in all options granted by the Compensation Committee; and

•	helps us to maintain competitive levels of total compensation.

We normally grant stock options to new executive officers when they join our company based upon their position with us and their relevant prior experience. The options granted by the Compensation Committee generally vest monthly over the first three years of the ten-year option term. Vesting and exercise rights generally (except in the case of Mr. Kriegsman) cease upon termination of employment (or, in the case of exercise rights, 90 days thereafter), except in the case of death (subject to a one-year limitation), disability or retirement. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. In addition to the initial option grants, our Compensation Committee may grant additional options to retain our executives and reward, or provide incentive for, the achievement of corporate goals and strong individual performance. Our board of directors has granted our President and Chief Executive Officer the discretion to grant up to 200,000 options to employees upon joining our company, and to make grants from an additional “discretionary pool” of up to 200,000 options during each annual employee review cycle. Options are granted based on a combination of individual contributions to our company and on general corporate achievements, which may include the attainment of product development milestones (such as commencement and completion of clinical trials) and attaining other annual corporate goals and objectives. On an annual basis, the Compensation Committee assesses the appropriate individual and corporate goals for our executives and provides additional option grants based upon the achievement by the new executives of both individual and corporate goals. We expect that we will continue to provide new employees with initial option grants in the future to provide long-term compensation incentives and will continue to rely on performance-based and retention grants to provide additional incentives for current employees. Additionally, in the future, the Compensation Committee may consider awarding additional or alternative forms of equity incentives, such as grants of bonus stock, restricted stock and restricted stock units.

It is our policy to award stock options at an exercise price equal to The NASDAQ Capital Market’s closing price of our common stock on the date of the grant. In certain limited circumstances, the Compensation Committee may grant options to an executive at an exercise price in excess of the closing price of the common stock on the grant date. The Compensation Committee has never granted options with an exercise price that is less than the closing price of our common stock on the grant date, nor has it granted options which are priced on a date other than the grant date. For purposes of determining the exercise price of stock options, the grant date is deemed to be the first day of employment for newly hired employees, or the date on which the Compensation Committee or the Chief Executive Officer, as applicable, approves the stock option grant to existing employees.

We have no program, practice or plan to grant stock options to our executive officers, including new executive officers, in coordination with the release of material nonpublic information. We also have not timed the release of material nonpublic information for the purpose of affecting the value of stock options or other compensation to our executive officers, and we have no plan to do so. We have no policy regarding the adjustment or recovery of stock option awards in connection with the restatement of our financial statements, as our stock option awards have not been tied to the achievement of specific financial goals.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that corporations may not deduct compensation of more than $1,000,000 that is paid to certain individuals. We believe that compensation paid to our executive officers generally is fully deductible for federal income tax purposes.

Accounting for Share-Based Compensation

Beginning on January 1, 2006, we account for share-based compensation in accordance with the requirements of ASC 718, Compensation – Stock Compensation. This accounting treatment has not significantly affected our compensation decisions. The Compensation Committee takes into consideration the tax consequences of compensation to the named executive officers, but tax considerations are not a significant part of the company’s compensation policy.

These policies remained in place throughout 2013, and we expect to continue to follow them for the foreseeable future.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

There are no “interlocks,” as defined by the SEC, with respect to any member of the Compensation Committee. Max Link, Ph.D., Joseph Rubinfeld, Ph.D., Marvin R. Selter and Richard L. Wennekamp served as members of the Compensation Committee during 2013.

Summary Compensation Table

The following table presents summary information concerning all compensation paid or accrued by us for services rendered in all capacities during 2013, 2012 and 2011 by Steven A. Kriegsman and John Y. Caloz, who are the only individuals who served as our principal executive and financial officers during the year ended December 31, 2013, and our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2013:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($) (2)(4)	All Other Compensation ($)(3)	Total ($)
Steven A. Kriegsman
President and Chief Executive Officer	2013	700,000	330,000	1,714,150	13,700	2,757,850
	2012	700,000	150,000	655,000	13,700	1,518,700
	2011	700,000	150,000	342,000	10,000	1,202,000
John Y. Caloz
Chief Financial Officer and Treasurer	2013	350,000	100,000	256,800	—	703,800
	2012	340,000	75,000	131,000	—	546,000
	2011	335,000	45,000	45,600	—	425,600
Daniel Levitt, M.D., Ph.D.
Executive Vice President and Chief	2013	525,000	300,000	1,483,000	—	2,308,000
Medical Officer	2012	450,000	150,000	186,900	—	786,900
	2011	450,000	112,500	114,000	—	676,500

Benjamin S. Levin General Counsel,
General Counsel, Senior Vice President and Secretary	2013	350,000	150,000	513,600	—	1,013,600
	2012	340,000	75,000	131,000	—	546,000
	2011	340,000	55,000	57,000	—	452,000
Scott Wieland, Ph.D.
Senior Vice President – Drug Development	2013	350,000	100,000	256,800	—	703,800
	2012	330,000	75,000	131,000	—	546,000
	2011	330,000	30,000	45,600	—	405,600
____________

(1)	Bonuses to the named executive officers reported above were paid in December of the applicable year.

(2)
The values shown in this column represent the aggregate grant date fair value of equity-based awards granted during the fiscal year, in accordance with ASC 718, “Share Based-Payment.” The fair value of the stock options at the date of grant was estimated using the Black-Scholes option-pricing model, based on the assumptions described in Note 12 of the Notes to Financial Statements included in this Annual Report.

(3)	This amount represents life insurance premiums.

(4)
In the case of Dr. Levitt, for 2013, this amount includes the aggregate grant date fair value of a restricted stock award granted during the fiscal 2013, as well as the aggregate grant date fair value of an equity-based award granted during the fiscal year. The restricted stock awarded in 2013 was issued in January 2014. For 2012, the amount represents the aggregate grant date fair value of a restricted stock award granted and issued during the fiscal year.

2013 Grants of Plan-Based Awards

In 2013, we granted stock options to our named executive officers under our 2008 Stock Incentive Plan as follows:

2013 Grants of Plan-Based Awards

Name	Grant Date	All Other Option Awards (# of CytRx Shares)		Exercise Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
Steven A. Kriegsman	12/10/2013	925,000	(1)	$2.39	$1,583,600
President and Chief Executive Officer	3/08/2013	74,176	(1)	$2.46	$130,550

John Y. Caloz	12/10/2013	150,000	(1)	$2.39	$256,800
Chief Financial Officer and Treasurer

Daniel Levitt, M.D., Ph.D.	12/10/2013	500,000	(1)	$2.39	$856,000
Executive Vice President and Chief Medical Officer

Benjamin S. Levin	12/10/2013	300,000	(1)	$2.39	$513,600
General Counsel, Senior Vice President and Secretary

Scott Wieland, Ph.D.	12/10/2013	150,000	(1)	$2.39	$256,800
Senior Vice President – Drug Development
____________

(1)
Options vest in 36 equal monthly installments, subject to the option holder’s remaining in our continuous employ through such dates. If employment is terminated by us without “cause” (or, in the cases of Mr. Kriegsman and Dr. Levitt, for “good reason”), unvested options will immediately vest in full.

We also granted to Dr. Levitt 100,000 shares of CytRx Corporation restricted stock, of which 50,000 shares will vest on June 30, 2014, and the remaining 50,000 shares will vest over the subsequent six months, provided that Dr. Levitt remains employed by us on each such date. The shares of restricted stock granted to Dr. Levitt had a grant date fair value of $627,000.

2000 Long-Term Incentive Plan and 2008 Stock Incentive Plan

The purpose of our 2000 Long-Term Incentive Plan, or 2000 Plan, and our 2008 Stock Incentive Plan, or 2008 Plan, is to promote our success and enhance our value by linking the personal interests of our employees, officers, consultants and directors to those of our stockholders. The 2000 Plan was originally adopted by our Board of Directors on August 24, 2000 and by our stockholders on June 7, 2001, with certain amendments to the Plan having been subsequently approved by our Board of Directors and stockholders. On May 11, 2009, our Board of Directors approved an amendment to the 2000 Plan to allow for a one-time stock option re-pricing program for our employees. The 2008 Plan was adopted by our Board of Directors on November 21, 2008 and by our stockholders on July 1, 2009.

2000 Plan and 2008 Plan Descriptions

The 2000 Plan and the 2008 Plan, or the Plans, are administered by the Compensation Committee of our Board of Directors. The Compensation Committee has the power, authority and discretion to:

•	designate participants;

•	determine the types of awards to grant to each participant and the number, terms and conditions of any award;

•	establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer the Plan; and

•	make all other decisions and determinations that may be required under, or as the Compensation Committee deems necessary or advisable to administer, the Plan.

Awards under the 2000 Plan

The 2000 Plan expired on August 6, 2010, and thus no shares are available for future grant under the 2000 Plan.

Awards under the 2008 Plan

The following is a summary description of financial instruments that may be granted to participants in our 2008 Plan by the Compensation Committee of our Board of Directors. The Compensation Committee to date has only granted stock options to participants in the 2008 Plan.

Stock Options. The Compensation Committee is authorized to grant both incentive stock options and non-qualified stock options. The terms of any incentive stock option must meet the requirements of Section 422 of the Internal Revenue Code. The exercise price of an option may not be less than the fair market value of the underlying stock on the date of grant, and no option may have a term of more than 10 years from the grant date.

Restricted Stock. The Compensation Committee may make awards of restricted stock, which will be subject to forfeiture to us and other restrictions as the Compensation Committee may impose.

Stock Bonus Awards. The Compensation Committee may make awards of stock bonus awards in consideration for past services actually rendered, which will be subject to repurchase by us and such other terms as the Compensation Committee may impose.

Limitations on Transfer; Beneficiaries. Stock Option awards under the 2008 Plan may generally not be transferred or assigned by participants other than by will or the laws of descent and distribution. Awards of Restricted Stock or Stock Bonus awards may be transferred or assigned only upon such terms and conditions as set forth in the award agreement or as determined by the Compensation Committee in its discretion.

Acceleration Upon Certain Events. In the event of a “Corporate Transaction” as defined in the 2008 Plan, all outstanding options will become fully vested, subject to the holder’s consent with respect to incentive stock options, and exercisable and all restrictions on all outstanding awards will lapse.  Unless the surviving or acquiring entity assumes the awards in the Corporate Transaction or the stock award agreement provides otherwise, the stock awards will terminate if not exercised at or prior to the Corporate Transaction.

Termination and Amendment

Our Board of Directors or the Compensation Committee may, at any time and from time to time, terminate or amend the 2008 Plan without stockholder approval; provided, however, that our board or the Compensation Committee may condition any amendment on the approval of our stockholders if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations. No termination or amendment of the Plans may adversely affect any award previously granted without the written consent of the participants affected. The Compensation Committee may amend any outstanding award without the approval of the participants affected, except that no such amendment may diminish or impair the value of an award.

Holdings of Previously Awarded Equity

Equity awards held as of December 31, 2013 by each of our named executive officers were issued under our 2000 Plan and 2008 Plan. The following table sets forth outstanding equity awards held by our named executive officers as of December 31, 2013:

2013 Outstanding Equity Awards at Fiscal Year-End

	Option Awards
	Number of Securities Underlying Unexercised Options (#)
Name	Exercisable		Unexercisable	Option Exercise Price (2) ($)	Option Expiration Date
Steven A. Kriegsman	—	(1)	925,000	2.39	12/09/23
President and Chief Executive Officer	18,566	(1)	55,610	2.46	3/07/23
	166,650	(1)	333,350	1.83	12/10/22
	142,843	(1)	71,443	2.17	12/11/21
	107,143		—	7.07	12/14/20
	107,143		—	7.35	12/10/19
	42,857		—	2.59	11/21/18
	64,286		—	8.05	4/07/18
	50,000		—	8.05	4/18/17
	28,571		—	8.05	6/16/16
	42,857		—	5.53	5/17/15

John Y. Caloz	—	(1)	150,000	2.39	12/09/23
Chief Financial Officer and Treasurer	33,330	(1)	66,670	1.83	12/10/22
	19,045	(1)	9,526	2.17	12/11/21
	7,143		—	7.07	12/14/20
	17,857		—	7.35	12/10/19
	7,143		—	2.10	01/02/19
	7,143		—	2.59	11/21/18
	3,571		—	8.05	04/07/18
	3,571		—	8.05	12/06/17
	10,714		—	8.05	10/26/17

Daniel Levitt, M.D., Ph.D.	—	(3)	100,000	n/a	n/a
Executive Vice President and Chief	—	(1)	500,000	2.39	12/09/23
Medical Officer	46,751	(4)	—	n/a	n/a
	47,615	(1)	23,814	2.17	12/11/21
	35,714		—	7.07	12/14/20
	71,429		—	7.42	10/11/19

Benjamin S. Levin	—	(1)	300,000	2.39	12/09/23
General Counsel, Sr. Vice President — Legal	33,330	(1)	66,670	1.83	12/10/22
Affairs and Secretary	23,807	(1)	11,907	2.17	12/11/21
	14,286		—	7.07	12/14/20
	14,286		—	7.35	12/10/19
	14,286		—	2.59	11/21/18
	14,286		—	8.05	4/07/18
	14,286		—	8.05	4/18/17
	12,857		—	8.05	6/16/16
	21,429		—	5.53	5/17/15
	22,857		—	8.05	7/15/14

Scott Wieland, Ph.D.	—	(1)	150,000	2.39	12/09/23
Senior Vice President – Drug Development	33,330	(1)	66,670	1.83	12/10/22
	19,045	(1)	9,526	2.17	12/11/21
	14,286		—	7.07	12/14/20
	14,286		—	7.35	12/10/19
	4,286		—	3.99	7/01/18
	7,143		—	2.59	11/21/18
	14,286		—	8.05	4/18/17
	3,571		—	8.05	12/06/17
____________

(1)
These options vest in 36 equal monthly installments, subject to the option holder’s remaining in our continuous employ through such dates. If employment is terminated by us without “cause” (or, in the case of Mr. Kriegsman and Dr. Levitt, for “good reason”), unvested options will immediately vest in full.

(2)	The reported options with prices of $8.05 were re-priced to that exercise price on July 1, 2009.

(3)
Represents 100,000 shares of restricted stock, of which 50,000 shares will vest on June 30, 2014, and the remaining 50,000 shares will vest over the subsequent six months, provided that Dr. Levitt remains employed by us on each such date. These shares were awarded in December, 2013, but issued in January, 2014.

(4)
 Represents restricted stock fully-vested at December 31, 2013. On December 31, 2012, Dr. Levitt was granted 100,000 of restricted stock. We reacquired 53,249 shares in order to satisfy income tax withholding obligations, as permitted under the agreement.

Employment Agreements and Potential Payment upon Termination or Change in Control

Employment Agreement with Steven A. Kriegsman

Mr. Kriegsman is employed as our Chief Executive Officer and President pursuant to a fourth amended and restated employment agreement dated as of May 10, 2012 that was to expire on December 31, 2015. On March 4, 2014, the employment agreement was amended to extend the expiration date by three years to December 31, 2018. The employment agreement will automatically renew following the expiration date for an additional one-year period, unless either Mr. Kriegsman or we elect not to renew it.

In connection with the amendment to his employment agreement, we paid Mr. Kriegsman a cash bonus of $300,000.

Under his employment agreement as amended, Mr. Kriegsman is entitled to receive an annual base salary of $850,000. Our board of directors (or its Compensation Committee) will review the base salary annually and may increase (but not decrease) it in its sole discretion. In addition to his annual salary, Mr. Kriegsman is eligible to receive an annual bonus as determined by our board of directors (or its Compensation Committee) in its sole discretion, but not to be less than $150,000. Pursuant to his employment agreement with us, we have agreed that he shall serve on a full-time basis as our Chief Executive Officer and President and that he may continue to serve as Chairman of the Kriegsman Group only so long as necessary to complete certain current assignments.

Mr. Kriegsman is eligible to receive grants of options to purchase shares of our common stock. The number and terms of those options, including the vesting schedule, will be determined by our board of directors (or its Compensation Committee) in its sole discretion.

Under Mr. Kriegsman’s employment agreement, we have agreed that, if he is made a party, or threatened to be made a party, to a suit or proceeding by reason of his service to us, we will indemnify and hold him harmless from all costs and expenses to the fullest extent permitted or authorized by our certificate of incorporation or bylaws, or any resolution of our board of directors, to the extent not inconsistent with Delaware law. We also have agreed to advance to Mr. Kriegsman such costs and expenses upon his request if he undertakes to repay such advances if it ultimately is determined that he is not entitled to indemnification with respect to the same. These employment agreement provisions are not exclusive of any other rights to indemnification to which Mr. Kriegsman may be entitled and are in addition to any rights he may have under any policy of insurance maintained by us.

In the event we terminate Mr. Kriegsman’s employment without “cause” (as defined), or if Mr. Kriegsman terminates his employment with “good reason” (as defined), (i) we have agreed to pay Mr. Kriegsman a lump-sum equal to his salary and prorated minimum annual bonus through to his date of termination, plus his salary and minimum annual bonus for a period of two years after his termination date, or until the expiration of the amended and restated employment agreement, whichever is later, (ii) he will be entitled to immediate vesting of all stock options or other awards based on our equity securities, and (iii) he will also be entitled to continuation of his life insurance premium payments and continued participation in any of our health plans through to the later of the expiration of the amended and restated employment agreement or 24 months following his termination date. Mr. Kriegsman will have no obligation in such events to seek new employment or offset the severance payments to him by any compensation received from any subsequent reemployment by another employer.

Under Mr. Kriegsman’s employment agreement, he and his affiliated company, The Kriegsman Group, are to provide us during the term of his employment with the first opportunity to conduct or take action with respect to any acquisition opportunity or any other potential transaction identified by them within the biotech, pharmaceutical or health care industries and that is within the scope of the business plan adopted by our board of directors. Mr. Kriegsman’s employment agreement also contains confidentiality provisions relating to our trade secrets and any other proprietary or confidential information, which provisions shall remain in effect for five years after the expiration of the employment agreement with respect to proprietary or confidential information and for so long as our trade secrets remain trade secrets.

Potential Payment upon Termination or Change in Control for Steven A. Kriegsman

Mr. Kriegsman’s employment agreement contains no provision for payment to him in the event of a change in control of CytRx. If, however, a change in control (as defined in our 2000 Plan or our 2008 Plan) occurs during the term of the employment agreement, and if, during the term and within two years after the date on which the change in control occurs, Mr. Kriegsman’s employment is terminated by us without “cause” or by him for “good reason” (each as defined in his employment agreement), then, in addition to the severance benefits described above, to the extent that any payment or distribution of any type by us to or for the benefit of Mr. Kriegsman resulting from the termination of his employment is or will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, we have agreed to pay Mr. Kriegsman, prior to the time the excise tax is payable with respect to any such payment (through withholding or otherwise), an additional amount that, after the imposition of all income, employment, excise and other taxes, penalties and interest thereon, is equal to the sum of (i) the excise tax on such payments plus (ii) any penalty and interest assessments associated with such excise tax.

Employment Agreement with Daniel Levitt, M.D., Ph.D.

Daniel Levitt is employed as our Executive Vice President and Chief Medical Officer pursuant to an employment agreement dated as of January 1, 2014 that is to expire on December 31, 2014. Dr. Levitt is entitled under his employment agreement to receive an annual base salary of $525,000 and is eligible to receive an annual bonus as determined by our board of directors (or our Compensation Committee) in its sole discretion, but not to be less than $150,000. In the event we terminate Dr. Levitt’s employment without cause or Dr. Levitt resigns with good reason (as defined), we have agreed to pay him a lump-sum equal to his accrued but unpaid salary and vacation, plus an amount equal to one year’s salary under his employment agreement.

In connection with his new employment agreement, on January 1, 2014, we granted to Dr. Levitt 100,000 shares of CytRx Corporation restricted stock, of which 50,000 shares will vest on June 30, 2014, and the remaining 50,000 shares will vest over the subsequent six months, provided that Dr. Levitt remains employed by us on each such date.

Employment Agreement with John Y. Caloz

John Y. Caloz is employed as our Chief Financial Officer and Treasurer pursuant to an employment agreement dated as of January 1, 2014 that was to expire on December 31, 2014. On March 4, 2014, the employment agreement was amended to extend the expiration date for one year to December 31, 2015. Mr. Caloz is entitled under his employment agreement to receive an annual base salary of $350,000 and is eligible to receive an annual bonus as determined by our board of directors (or our Compensation Committee) in its sole discretion. In the event we terminate Mr. Caloz’s employment without cause (as defined), we have agreed to pay him a lump-sum equal to his accrued but unpaid salary and vacation, plus an amount equal to six months’ salary under his employment agreement.

Employment Agreement with Scott Wieland, Ph.D.

Scott Wieland is employed as our Senior Vice President — Drug Development pursuant to an employment agreement dated as of January 1, 2014 that was to expire on December 31, 2014. On March 4, 2014, the employment agreement was amended to extend the expiration date for one year to December 31, 2015. Dr. Wieland is paid an annual base salary of $350,000 and is eligible to receive an annual bonus as determined by our board of directors (or our Compensation Committee) in its sole discretion. In the event we terminate Dr. Wieland’s employment without “cause” (as defined), we have agreed to pay him a lump-sum equal to his accrued but unpaid salary and vacation, plus an amount equal to six months’ base salary.

Employment Agreement with Benjamin S. Levin

Benjamin S. Levin is employed as our Senior Vice President — Legal Affairs, General Counsel and Secretary pursuant to an employment agreement dated as of January 1, 2014 that was to expire on December 31, 2014. On March 4, 2014, the employment agreement was amended to extend the expiration date for one year to December 31, 2015. Mr. Levin is paid an annual base salary of $350,000 and is eligible to receive an annual bonus as determined by our board of directors (or our Compensation Committee) in its sole discretion. In the event we terminate Mr. Levin’s employment without “cause” (as defined), we have agreed to pay him a lump-sum equal to his accrued but unpaid salary and vacation, plus an amount equal to six months’ base salary.

Quantification of Termination Payments and Benefits

The table below reflects the amount of compensation to each of our named executive officers in the event of termination of such executive’s employment without “cause” or his resignation for “good reason,” termination following a change in control and termination upon the executive’s death of permanent disability. The named executive officers are not entitled to any payments other than accrued compensation and benefits in the event of their voluntary resignation. The amounts shown in the table below assume that such termination was effective as of December 31, 2013, and thus includes amounts earned through such time, and are estimates only of the amounts that would be payable to the executives. The actual amounts to be paid will be determined upon the occurrence of the events indicated.

Termination Payments and Benefits

		Termination w/o Cause or, for Steven A. Kriegsman and Dr. Daniel Levitt, for Good Reason
Name	Benefit	Before Change in Control ($)	After Change in Control ($)	Death ($)	Disability ($)	Change in Control ($)
Steven A. Kriegsman	Severance Payment(4)	2,000,000	2,000,000	2,000,000	2,000,000	—
President and Chief	Stock Options (1)	5,700,000	5,700,000	5,700,000	5,700,000	5,700,000
Executive Officer	Health Insurance (2)	80,200	80,200	80,200	80,200	80,200
	Life Insurance	13,700	13,700	—	13,700	—
	Bonus	300,000	300,000	300,000	300,000	—
	Tax Gross Up (3)	—	—	—	—	—
John Y. Caloz	Severance Payment(4)	175,000	350,000	—	—	—
Chief Financial Officer	Stock Options (1)	—	920,000	—	—	920,000
Daniel Levitt, M.D., Ph.D.	Severance Payment(4)	675,000	1,350,000	—	—	—
Executive Vice President	Stock Options (1)	—	2,040,000	—	—	2,040,000
and Chief Medical	Health Insurance	—	3,700	—	—	3,700
Officer
Benjamin S. Levin	Severance Payment(4)	175,000	350,000	—	—	—
General Counsel, Senior	Stock Options (1)	—	1,510,000	—	—	1,510,000
Vice President and
Secretary
Scott Wieland, Ph.D.	Severance Payment(4)	175,000	350,000	—	—	—
Senior Vice President –	Stock Options (1)	—	920,000	—	—	920,000
Drug Development
____________

(1)
Represents the aggregate value of stock options that vest and become exercisable immediately upon each of the triggering events listed as if such events took place on December 31, 2013, determined by the aggregate difference between the stock price as of December 31, 2013 and the exercise prices of the underlying options.

(2)	Represents the cost as of December 31, 2013 for the family health benefits provided to Mr. Kriegsman for a period of two years.

(3)
Each of Mr. Kriegsman’s and Dr. Levitt’s employment agreements provides that if a change in control (as defined in our 2000 Plan or our 2008 Plan) occurs during the term of the employment agreement, and if, during the term and within two years after the date on which the change in control occurs, Mr. Kriegsman’s or Dr. Levitt’s employment, respectively, is terminated by us without “cause” or by him for “good reason” (each as defined in their respective employment agreement), then, to the extent that any payment or distribution of any type by us to or for the benefit of Mr. Kriegsman or Dr. Levitt, respectively, resulting from the termination of their respective employment is or will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, we will pay Mr. Kriegsman or Dr. Levitt, respectively, prior to the time the excise tax is payable with respect to any such payment (through withholding or otherwise), an additional amount that, after the imposition of all income, employment, excise and other taxes, penalties and interest thereon, is equal to the sum of (i) the excise tax on such payments plus (ii) any penalty and interest assessments associated with such excise tax. Based on each of Mr. Kriegsman’s and Dr. Levitt’s past compensation and the estimated payment that would result from a termination of employment following a change in control, we have estimated that a gross-up payment would not be required. “Good reason” as defined in each of Mr. Kriegsman’s and Dr. Levitt’s employment agreement includes any change in Mr. Kriegsman’s or Dr. Levitt’s duties or title, as applicable, that are inconsistent with their respective positions.

(4)	Severance payments are prescribed by our employment agreements with the named executive officers and represent a factor of their annual base compensation ranging from six months to two years.

Compensation of Directors

We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on our board of directors. Directors who also are employees of our company currently receive no compensation for their service as directors or as members of board committees. In setting director compensation, we consider the significant amount of time that directors dedicate to the fulfillment of their director responsibilities, as well as the competency and skills required of members of our board. The directors’ current compensation schedule has been in place since December 2013. The directors’ annual compensation year begins with the annual election of directors at the annual meeting of stockholders. The annual retainer year period has been in place for directors since 2003. Periodically, our board of directors reviews our director compensation policies and, from time to time, makes changes to such policies based on various criteria the board deems relevant.

Our non-employee directors receive a quarterly retainer of $6,000 (plus an additional $12,500 for the Chairman of the Board, $5,000 for the Chairmen of the Audit Committee and Compensation Committee, and $1,500 for the Chairman of the Nomination and Governance Committee), a fee of $3,000 for each board meeting attended ($750 for board actions taken by unanimous written consent), $2,000 for each meeting of the Audit Committee and Compensation Committee attended, and $1,000 for each meeting of the Nomination and Governance Committee meeting attended. Non-employee directors who serve as the chairman of a board committee receive an additional $2,000 for each meeting of the Nomination and Governance Committee attended and an additional $2,500 for each meeting of the Audit Committee or the Compensation Committee attended. In December 2013, we also granted ten-year stock options to purchase 180,000 shares of our common stock to each non-employee director at an exercise price equal to the market value of our common stock on the date of grant. The options vested, in full, upon grant.
The following table sets forth the compensation paid to our directors other than our Chief Executive Officer for 2013:

Director Compensation Table

Name (1)	Fees Earned or Paid in Cash($) (2)	OptionAwards($) (3)	Total ($)
Max Link, Ph.D., Chairman	104,000	363,060	467,060
Marvin R. Selter, Vice Chairman	86,000	363,060	449,060
Louis Ignarro, Ph.D., Director	39,000	363,060	402,060
Joseph Rubinfeld, Ph.D., Director	62,000	363,060	425,060
Richard L. Wennekamp, Director	66,000	363,060	429,060
____________

(1)
Steven A. Kriegsman does not receive additional compensation for his role as a Director. For information relating to Mr. Kriegsman’s compensation as President and Chief Executive Officer, see the Summary Compensation Table above.

(2)	The amounts in this column represent cash payments made to Non-Employee Directors for annual retainer fees, committee and/or chairmanship fees and meeting fees during the year.

(3)
In December 2013, we granted stock options to purchase 180,000 shares of our common stock to each non-employee director at an exercise price equal to the current market value of our common stock on the date of grant, which had an aggregate grant date fair value of $363,060 calculated in accordance with FASB ASC Topic 718. The amount recognized for these awards was calculated using the Black Scholes option-pricing model, and reflect grants from our 2008 Long-Term Incentive Plan, which is described in Note 12 of the Notes to Consolidated Financial Statements.

Joseph Rubinfeld, Ph.D. Consulting Agreement

On December 2, 2008, we entered into a written consulting agreement with Joseph Rubinfeld, Ph.D., under which Dr. Rubinfeld agrees to serve as our Chief Scientific Advisor. In exchange, we granted to Dr. Rubinfeld under our 2008 Stock Incentive Plan a ten-year stock option to purchase up to 50,000 shares of our common stock at an exercise price of $2.45 per share, which equaled the market price of our common stock as of the grant date. The fair value of this option grant was $116,900. The stock option vested immediately upon grant as to 7,143 of the option shares and vested as to the remaining option shares in 36 equal monthly installments, and is now fully vested. The consulting agreement is terminable at any time by either party upon notice to the other party.

On December 10, 2012, we entered into an amendment to our written consulting agreement with Dr. Rubinfeld, Ph.D. to provide for the one-time grant to Dr. Rubinfeld under our 2008 Plan of an option to purchase 30,000 shares of our common stock at an exercise price of $1.83 per share, which was equal to the market price of our common stock on the grant date. The option has a term of ten years and is fully vested. The fair grant date value of this option grant was $47,400Joseph Rubinfeld, Ph.D. Consulting Agreement

Code of Ethics

We have adopted a Code of Ethics applicable to all employees, including our principal executive officer, principal financial officer and principal accounting officer, a copy of which is available on our website at www.cytrx.com. We will furnish, without charge, a copy of our Code of Ethics upon request. Such requests should be directed to Attention: Corporate Secretary, 11726 San Vicente Boulevard, Suite 650, Los Angeles, California, or by telephone at 310-826-5648.

Board Leadership Structure

Our board of directors has placed the responsibilities of Chairman with an independent non-employee member of the board, which we believe provides better accountability between the board and our management team.  We believe it is beneficial to have an independent Chairman whose sole responsibility to us is guiding our board members as they provide leadership to our executive team.  Our Chairman is responsible for communication among the directors, setting the board meeting agendas in consultation with the President and Chief Executive Officer and presiding at board meetings, executive sessions and stockholder meetings.  This delineation of duties allows the President and Chief Executive Officer to focus his attention on managing the day-to-day business of the company.  We believe this structure provides strong leadership for our board, while positioning our President and Chief Executive Officer as the leader of the company in the eyes of our employees and other stakeholders.

    Board of Directors’ Role in Risk Oversight

In connection with its oversight responsibilities, our board of directors, including the Audit Committee, periodically assesses the significant risks that we face. These risks include, but are not limited to, financial, technological, competitive, and operational risks. Our board of directors administers its risk oversight responsibilities through our Chief Executive Officer and Chief Financial Officer, who review and assess the operations of our business as well as operating management’s identification, assessment and mitigation of the material risks affecting our operations.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 entitles our stockholders to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

Please refer to the discussion under “Executive Compensation” for a description of the compensation of our named executive officers.

We are asking for stockholder approval of the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules, which include the compensation disclosed under “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and the related narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation policies and practices described in this Proxy Statement.

This vote is advisory in nature and therefore not binding on us, our Compensation Committee or our board of directors.  Our board and our Compensation Committee, however, value the opinions of our stockholders.  To the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider the stockholders’ concerns, and our Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Vote Required

The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to be voted on Proposal 2 at the Annual Meeting is required for advisory approval of the proposal.

Recommendation of the board of directors

OUR BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Appointment of BDO USA, LLP (“BDO”)

BDO currently serves as our independent registered public accounting firm and has audited our financial statements for each of the years ended December 31, 2013, 2012 and 2011. BDO does not have and has not had any financial interest, direct or indirect, in CytRx, and does not have and has not had any connection with CytRx except in its professional capacity as our independent auditors.

Our Audit Committee has reappointed BDO to serve as our independent registered public accounting firm for the year ending December 31, 2014. The ratification by our stockholders of the appointment of BDO is not required by law or by our Restated Bylaws. Our board of directors, consistent with the practice of many publicly held corporations, is nevertheless submitting this appointment for ratification by the stockholders. If this appointment is not ratified at the Annual Meeting, the Audit Committee intends to reconsider its appointment of BDO. Even if the appointment is ratified, the Audit Committee in its sole discretion may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Committee determines that such a change would be in the best interests of CytRx and its stockholders.

Any material non-audit services to be provided by BDO are subject to the prior approval of the Audit Committee. In general, the Audit Committee’s policy is to grant such approval where it determines that the non-audit services are not incompatible with maintaining the independent registered public accounting firm’s independence and there are cost or other efficiencies in obtaining such services from the independent registered public accounting firm as compared to other possible providers.

We expect that representatives of BDO will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Audit Fees

The fees for 2013 and 2012 from BDO for professional services rendered for the audit of our annual consolidated financial statements and internal controls over financial reporting, the review of quarterly financial statements and of our shelf-Registration Statements on Form S-3 and related matters were $391,730 and $376,300, respectively.

Tax Fees

The aggregate fees billed by BDO for professional services for tax compliance, tax advice and tax planning were $27,225 and $23,325 for 2013 and 2012, respectively.

All Other Fees

No other services were rendered by BDO for 2013 and 2012

Pre-Approval Policies and Procedures

It is the policy of our Audit Committee that all services to be provided by our independent registered public accounting firm, including audit services and permitted audit-related and non-audit services, must be pre-approved by our Audit Committee. Our Audit Committee pre-approved all services, audit and non-audit, provided to us by BDO for 2013 and 2012.

Vote Required

The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to be voted on this proposal at the Annual Meeting is required for approval of this proposal.

Recommendation of Our board of directors

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

STOCKHOLDER PROPOSALS

Any proposal which a stockholder intends to present in accordance with Rule 14a-8 of the Securities Exchange Act of 1934 at our next Annual Meeting of Stockholders to be held in 2015 must be received by us on or before February 23, 2015. Notice of stockholder proposals submitted outside of Rule 14a-8 of the Exchange Act will be considered untimely if received by us after that date. Only proper proposals under Rule 14a-8 which are timely received will be included in the Proxy Statement in 2015.

OTHER MATTERS

Expenses of Solicitation

We are soliciting proxies on behalf of our board of directors. This solicitation is being made by mail, but also may be made by telephone or in person. We and our directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. These persons will not be compensated for these solicitation activities.

We have engaged Alliance Advisors to assist in the solicitation of proxies.  We will pay a fee of $8,000 plus reasonable out-of-pocket charges and a flat fee of $5.00 per outbound proxy solicitation call.

We will ask banks, brokers and other institutions, nominees and fiduciaries to forward our proxy materials to their principals and to obtain their authority to execute proxies and voting instructions and will reimburse them for their reasonable expenses.

Delivery of Proxy Materials to Households

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this notice and proxy statement may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your bank, broker or other nominee. Upon written request to us at CytRx Corporation, 11726 San Vicente Boulevard, Suite 650, Los Angeles, California 90049, Attention: Corporate Secretary, or by telephone at 310-826-5648, we will promptly deliver without charge, upon oral or written request, a separate copy of the proxy material to any stockholder residing at an address to which only one copy was mailed. In addition, stockholders sharing an address can request delivery of a single copy of annual reports or proxy statements if they are receiving multiple copies upon written or oral request to us at the address and telephone number stated above.

Miscellaneous

Our management does not intend to present any other items of business and is not aware of any matters other than those set forth in this Proxy Statement that will be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy intend to vote the shares of our common stock that they represent in accordance with their best judgment.

Annual Report

Accompanying this Proxy Statement is a letter of transmittal from our President and Chief Executive Officer, along with a copy of our Annual Report on Form 10-K, without exhibits, for the year ended December 31, 2013 filed with the SEC. These accompanying materials constitute our annual report to stockholders. We will provide, without charge upon written request, a further copy of our Annual Report on Form 10-K, including the financial statements and the financial statement schedules.  Copies of the Form 10-K exhibits also are available without charge. Stockholders who would like such copies should direct their requests in writing to: CytRx Corporation, 11726 San Vicente Boulevard, Suite 650, Los Angeles, California 90049, Attention: Corporate Secretary.

By Order of the board of directors

/s/ BENJAMIN S. LEVIN

Benjamin S. Levin
Corporate Secretary
May 1, 2014

PROXY
CytRx Corporation
11726 San Vicente Boulevard, Suite 650,Los Angeles, California 90049
Annual Meeting of Stockholders

The undersigned stockholder of CytRx Corporation (the “Company”) hereby revokes all prior proxies and constitutes and appoints Steven A. Kriegsman and Benjamin S. Levin, or either one of them, as proxy and attorney-in-fact, each with full power of substitution, to vote the number of shares of common stock of the Company that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Hotel Bel Air, 701 Stone Canyon Road, Los Angeles, California at 10:00 A.M., local time, on Tuesday, June 24, 2014, and at any postponement or adjournment thereof (the “Annual Meeting”), upon the proposals described in the Notice of Annual Meeting of Stockholders and Proxy Statement, both dated May 1, 2014, the receipt of which is acknowledged, in the manner specified below:

1.
Election of Directors. On the Company’s proposal to elect as directors the following nominees for Class I director to serve until the 2017 Annual Meeting of Stockholders of the Company and until his respective successor is duly elected and qualified:

Steven A. Kriegsman                            For ☐                   Withhold Authority ☐
Marvin R. Selter                                   For ☐                   Withhold Authority ☐

2.	Advisory Vote on Executive Compensation. On the proposal for an advisory vote to approve the compensation of our named executive officers as disclosed in the Proxy Statement:

For                   ☐           Against                      ☐           Abstain                      ☐

3.
Appointment of Independent Registered Public Accounting Firm. On the proposal to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014:

For                   ☐           Against                      ☐           Abstain                      ☐

This Proxy, if properly executed and returned prior to the Annual Meeting, will be voted in the manner directed above. If no direction is made, this Proxy will be voted “FOR” each of Proposals 1-3 and in the proxy holder’s discretion on all other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please sign this Proxy exactly as your name appears on your stock certificate and date it below. Where shares are held jointly, each stockholder must sign. When signing as executor, administrator, trustee, or guardian, please give your full title as such. If a corporation, please sign using the full corporate name by president or other authorized officer, indicating the officer’s title. If a partnership, please sign in the partnership’s name by an authorized person.

Shares Held:

Signature of Stockholder                                                                                                           Signature of Stockholder (if held jointly)

Dated: _____________________________, 2014                                                             Dated: ___________________________, 2014

THIS PROXY IS SOLICITED ON BEHALF OF CYTRX CORPORATION’S BOARD OF
DIRECTORS AND MAY BE REVOKED BY THE STOCKHOLDER PRIOR TO ITS EXERCISE.